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                                                                      EXHIBIT 99

MEDIA CONTACT:                                       INVESTOR CONTACT:
Connie Pautz                                         Darlene Polzin
Corporate Communications Director                    Investor Relations Director
Hutchinson Technology                                Hutchinson Technology
320-587-1823                                         320-587-1605


            HUTCHINSON TECHNOLOGY INCORPORATED TO OFFER $130 MILLION
                         CONVERTIBLE SUBORDINATED NOTES



HUTCHINSON, Minn., February 18, 2003 -- Hutchinson Technology Incorporated (Nasdaq: HTCH) announced today that it intends to offer $130 million of Convertible Subordinated Notes due 2010. Hutchinson Technology intends to use the net proceeds from this offering to redeem its 6% Convertible Subordinated Notes due 2005 and for general corporate purposes.

The notes will be the company's general unsecured obligations and will be subordinated in right of payment to all of its existing and future senior debt. The notes will be convertible at the option of the holder at any time prior to maturity into common shares of Hutchinson Technology at a conversion price to be determined. The company expects to grant the initial purchasers in this offering the option to purchase up to an additional $20 million of convertible subordinated notes.

The offer will be made to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended (the "Securities Act"), and outside the United States pursuant to Regulation S of the Securities Act. The convertible subordinated notes and the common shares of Hutchinson Technology issuable upon the conversion of the notes will not be registered under the Securities Act and may not be offered or sold in the United States or to a U.S. person absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

ABOUT HUTCHINSON TECHNOLOGY

Hutchinson Technology, founded in 1965, is the leading worldwide supplier of suspension assemblies for disk drives. Hutchinson Technology's BioMeasurement Division is introducing its InSpectra(TM) Tissue Spectrometer System, a product that provides health professionals with simple, accurate methods to measure the oxygen in tissue.

                                     -more-



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2--Hutchinson Technology To Offer Convertible Subordinated Notes



This press release contains certain statements relating to Hutchinson Technology's intention to offer convertible subordinated notes, the intended use of the proceeds from such offering, and the anticipated terms of said notes, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. There can be no assurances that Hutchinson Technology will complete the offering on the anticipated terms or at all. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors. More detailed information about these and other factors is set forth in Hutchinson Technology's Annual Report on Form 10-K and in other reports which the Company from time to time files with the Securities and Exchange Commission, available publicly on the SEC's Web site, http://www.sec.gov.


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